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Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368


             CASUAL MALE RETAIL GROUP INC. ANNOUNCES SECOND QUARTER
                               FISCAL 2004 RESULTS

CANTON, Mass., August 19, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG" -), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, and, subject to the consummation of an asset purchase agreement, Rochester Big and Tall, today announced its operating results for the second quarter and six months ended July 31, 2004. For the second quarter of fiscal 2004, the Company reported income from continuing operations of $0.7 million, or $0.02 per share, compared to $0.6 million, or $0.02 per share for the second quarter of fiscal 2003, after assuming a normalized tax rate of 37%.

For the second quarter of fiscal 2004, the Company reported net income of $99,000, or $0.00 per share, compared to a net income of $658,000, or $0.02 per share, for the second quarter of fiscal 2003. For the six months ended July 31, 2004, the Company reported a net loss of $5.0 million, or $(0.14) per share, as compared to a net loss of $2.1 million, or $(0.06) per share for the six months of the prior year. During the second quarter of 2004 and for the six months ended July 31, 2004, the Company recorded a loss from discontinued operations of approximately $1.0 million, or $(0.03) per share and $2.1 million, or $(0.06) per share, related to the continued closure of the Levis(r)/Dockers(r) outlet stores.

As previously reported, comparable store sales for Casual Male Big & Tall business increased 4.8% for the second quarter of fiscal 2004 and increased 6.9% for the six months ended July 31, 2004.

During the second quarter of fiscal 2004, the Company completed the sale of its 50.5% joint venture interest in the Ecko Unltd.(r) outlet and full price retail stores to its joint venture partner Ecko.Complex, LLC. In connection with the sale, the Company received a partial cash payment of 10% at closing and will receive the balance of the proceeds in monthly installments over the next twelve months at an 8% interest rate. Included in operating results for the second quarter of fiscal 2004 is a gain of $3.1 million related to the sale. Offsetting the one time gain were expenses of $1.9 million associated with the early retirement of long-term debt, and a write-off of $1.0 million for previously incurred costs for an intended spin-off of the Company's subsidiary LP Innovations, Inc., which has been postponed.

"Casual Male's sales during the first half of the year benefited greatly from the new merchandising strategies, which featured the George Foreman Comfort Zone and Signature Collection apparel lines. However, a significant marketing investment of approximately $4.5 million was made in connection with the launch of the George Foreman line which boosted the Company's SG&A costs," stated Dennis R. Hernreich, Executive Vice President and COO/CFO of CMRG. "We expect that the gross margin improvement made in the second quarter will continue into the second half of the year. Moreover, the significant marketing investment concluded in the first half of the year and accordingly, SG&A expense levels are expected to moderate during the balance of the year."

Operating Results by Business Segment

The following table reflects operating results by segment for the Company's second quarter and six months of fiscal 2004 and for the corresponding periods of the prior year. These segment results have been prepared on a basis consistent with the presentation in the Company's recent Form 10-K and Form 10-Q filings.

For the three months
ended:			 July 31, 2004		      August 2, 2003
(in millions)              Other                          Other
                  Casual  Branded               Casual   Branded
                   Male   Apparel    Combined     Male   Apparel   Combined
                 business  business   Company   business  business  Company
                 ----------------------------------------------------------
Sales            $  81.5  $  25.1    $  106.6   $  78.9   $  21.6   $ 100.5
Gross margin,
net of
occupancy costs     34.2      6.0        40.2      32.2      5.2       37.4
Gross margin rate   42.0%    23.9%       37.7%     40.8%    24.1%      37.2%
Selling, general
and administrative  28.8      6.2        35.0      26.3      5.1       31.4
Depreciation and
Amortization         2.2      0.6         2.8       1.5      0.6        2.1
                 ----------------------------------------------------------
Operating income
(loss)           $   3.2   $ (0.8)    $   2.4    $  4.4    $(0.5)    $  3.9
                 ==========================================================


For the six months
ended:			 July 31, 2004		      August 2, 2003
(in millions)              Other                          Other
                  Casual  Branded               Casual   Branded
                   Male   Apparel    Combined     Male   Apparel   Combined
                 business  business   Company   business  business  Company
                 ----------------------------------------------------------
Sales            $  159.6  $  48.0   $  207.6  $  151.7  $  39.0   $ 190.7
Gross margin, net
 of occupancy costs  66.0     11.1       77.1      62.4      8.6      71.0
Gross margin rate    41.4%    23.1%      37.1%     41.1%    22.1%     37.2%
Selling, general and
Administrative       59.6     11.9       71.5      52.6     10.5      63.1
Depreciation and
Amortization          4.1      1.2        5.3       3.1      0.8       3.9
                 ---------------------------------------------------------
Operating income
(loss)            $   2.3  $ (2.0)    $   0.3    $  6.7   $ (2.7)   $  4.0
                  =========================================================


In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to a normalized tax rate, which is a non-GAAP measure. Normalized tax basis reflects a 37% effective tax rate on pre-tax income. The Company believes that the inclusion of such non-GAAP measure helps investors to gain a better understanding of the Company's performance, especially when comparing such results to previous periods or forecasts. However, the non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of the income from continuing operations for the second quarter of fiscal 2004 and fiscal 2003 on a GAAP basis effected for the adjustment for normalized taxes:

For the three months ended:      July 31 ,2004          August 2, 2003
(in thousands, except per
share data)                                Per share             Per share
                                           basic and             basic and
                                            diluted               diluted
                             -----------------------  ---------------------
Income from
continuing operations         $1,123         $0.03     $    993       $0.03
Income Tax provision,
assuming normalized
tax rate of 37%                (415)         (0.01)        (367)      (0.01)
                             -----------------------------------------------
Adjusted income from
continuing operations, after
normalized tax rate            $708           $0.02    $    626       $0.02
                             ===============================================

Weighted average number of
common shares outstanding:
   basic                                    34,485                   35,839
   diluted                                  36,099                   36,891



CMRG will conduct a conference call to discuss its second quarter earnings results today at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

CMRG, the largest retailer of big and tall men's apparel, operates 489 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, and 48 Levi's(r) Outlet by Designs and Dockers(r) Outlet by Designs stores, throughout the United States and Puerto Rico. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about gross margin improvement and SG&A expense levels. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release and elsewhere as a result of numerous risks and uncertainties. The Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.
                                #       #       #
















































                     CASUAL MALE RETAIL GROUP, INC.
                  CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                              (Unaudited)


                           For the three months ended  For the six months ended
                                7/31/2004   8/2/2003      7/31/2004   8/2/2003
                            -------------------------  -----------------------
Sales                           $ 106,569   $ 100,530     $ 207,576  $ 190,651

Cost of goods sold
including occupancy                66,362      63,146       130,514     19,603
                                ---------   ---------     ----------  --------
Gross profit                       40,207      37,384        77,062     71,048
Expenses:
  Selling, general and
   administrative                  34,962      31,392        71,516     63,055
Depreciation and amortization       2,807       2,043         5,294      3,943
                                 --------   ---------     ---------  ---------
Total expenses                     37,769      33,435        76,810     66,998

Operating income                    2,438       3,949           252      4,050

Other income, net                     308         -             308        -
Interest expense, net              (1,977)     (2,976)       (4,157)    (5,861)
                                 --------   ---------     ---------  ---------
Income (loss) from continuing
 operations before minority
 interest and income taxes            769         973        (3,597)    (1,811)

Minority interest                    (354)        (20)         (701)       (92)
Income taxes                           -           -             -          -
                                 ---------   ---------       --------   -------
Income (loss) from
continuing operations                1,123        993        (2,896)    (1,719)

Loss from discontinued operations   (1,024)      (335)       (2,099)      (378)
                                 ----------  ---------     ---------  --------
Net income (loss)                $      99   $    658      $ (4,995)  $ (2,097)
                                 =========   =========     =========  =========

Net income (loss) per share
- basic and diluted
Income (loss) from
 continuing operations           $    0.03   $   0.03     $  (0.08)   $  (0.05)
Loss from discontinued
 operations                         ($0.03)    ($0.01)      ($0.06)     ($0.01)
                                 ----------  ---------    ---------   ---------
Net income (loss)                $    0.00   $   0.02     $  (0.14)   $  (0.06)

Weighted-average number
of common shares
outstanding:
Basic                               34,485     35,839       34,805      35,796
Diluted                             36,099     36,891       34,805      35,796

                      CASUAL MALE RETAIL GROUP, INC.
                        CONSOLIDATED BALANCE SHEETS
                    July 31, 2004 and January 31, 2004
                              (In thousands)


                                      July 31,           January 31,
                                       2004                  2004
                                    -----------          -----------
ASSETS                              (unaudited)

Cash and investments                  $  5,832             $  4,179
Inventories                             87,452               98,673
Other current assets                    17,407               10,831
Property and equipment, net             66,713               68,345
Goodwill and other intangibles          81,256               81,306
Other assets                             8,664                9,408
                                     ---------            ---------
 Total assets                        $ 267,324            $ 272,742
                                     =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses
 and other liabilities              $   46,426            $  59,155
Notes payable                           33,878                3,623
Restructuring reserves                   2,645                2,945
Long-term debt, net of current
 Portion                               114,071              122,374
Minority interest                          -                  3,804
Stockholders' equity                    70,304               80,841
                                    ----------            ---------
 Total liabilities and
  stockholders' equity              $  267,324            $ 272,742
                                    ==========            =========